Exhibit 10.1

FIRST AMENDMENT TO THE UNITED STATES CELLULAR CORPORATION 2005 LONG-TERM INCENTIVE PLAN

        WHEREAS, United States Cellular Corporation (the "Corporation") has adopted the United States Cellular Corporation 2005 Long-Term Incentive Plan (the "Plan") for the benefit of certain key executives and management personnel;

WHEREAS, pursuant to Section 9.2 of the Plan, the Board of Directors of the Corporation (the "Board") may amend the Plan as it deems advisable, subject to any requirement of stockholder approval; and

WHEREAS, the Board desires to amend the Plan in certain respects.

NOW, THEREFORE, BE IT RESOLVED, that effective as of March 7, 2006, the Plan hereby is amended as follows:

1. Article II hereby is amended to add the following new Section 2.20 thereto and to renumber the existing Sections 2.20 through 2.33 accordingly.

2.20 "Officer" shall mean an employee who is a Vice President of an Employer or who holds a title with an Employer that is senior to that of a Vice President.

2. Section 4.4 hereby is amended in its entirety to read as follows:

4.4 Method of Exercise. An option may be exercised (i) by giving notice to the Chief Financial Officer of the Company (or such other person as may be designated by him or her) specifying the number of whole shares of Stock to be purchased and by arranging for the payment therefore in accordance with Section 4.4(a) or 4.4(b), as applicable and (ii) by executing such documents and taking any other actions as the Company may reasonably request.

(a) Purchase Price Payment by Nonofficers. The holder of an option awarded to an employee who is not an Officer may pay for the shares of Stock to be purchased pursuant to the exercise of such option (i) in cash, (ii) in Mature Shares having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (iii) to the extent legally permissible, in cash by a broker-dealer acceptable to the Company to whom the option holder has submitted an irrevocable notice of exercise or (iv) by a combination of (i) and (ii), in each case to the extent authorized by the Committee. Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the option holder. No share of Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 9.6, have been paid (or arrangement has been made for such payment to the Company's satisfaction).

(b) Purchase Price Payment by Officers. The holder of an option awarded to an Officer before March 7, 2006 may pay for the shares of Stock to be purchased pursuant to the exercise of such option (i) by any of the methods set forth in Section 4.4(a) or (ii) by authorizing the Company to withhold whole shares of Stock which would otherwise be delivered having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, in each case to the extent authorized by the Committee. Payment for shares of Stock to be purchased pursuant to the exercise of an option granted to an Officer on or after March 7, 2006 shall be by (i) the delivery of Mature Shares having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise or (ii) by authorizing the Company to withhold whole shares of Stock which would otherwise be delivered having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise. Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the option holder. No share of Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 9.6, have been paid (or arrangement has been made for such payment to the Company's satisfaction).

3. Section 9.6 hereby is amended in its entirety to read as follows:

9.6 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Stock or the payment of any cash pursuant to an award made hereunder or any distribution from a Deferred Compensation Account, payment by the holder of any federal, state, local or other taxes which may be required to be withheld or paid in connection with the award or account.

(a) Methods of Tax Withholding Applicable to Nonofficers. An Agreement evidencing an award granted to an employee who is not an Officer may provide that (i) the Company shall withhold whole shares of Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the award (the "Tax Date"), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery to the Company of whole shares of Stock, the aggregate Fair Market Value of which shall be determined as of the Tax Date, (C) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered, the aggregate Fair Market Value of which shall be determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, (D) in the case of the exercise of an option and to the extent legally permissible, a cash payment by a broker-dealer acceptable to the Company to whom the option holder has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C). Shares of Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

(b) Methods of Tax Withholding Applicable to Officers. An Agreement evidencing an award to an Officer, other than an option granted on or after March 7, 2006, may provide for the withholding of taxes by any of the methods set forth in Section 9.6(a). An Agreement evidencing an option granted to an Officer on or after March 7, 2006 shall provide that all tax withholding shall be satisfied either by (i) delivery to the Company of whole shares of Stock, the aggregate Fair Market Value of which shall be determined as of the Tax Date or (ii) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered, the aggregate Fair Market Value of which shall be determined as of the Tax Date. Shares of Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

IN WITNESS WHEREOF, the undersigned has executed this amendment as of this 7th day of March, 2006.

UNITED STATES CELLULAR CORPORATION
By:

Its:

SIGNATURE PAGE TO FIRST AMENDMENT TO UNITED STATES CELLULAR CORPORATION 2005 LONG-TERM INCENTIVE PLAN